Exhibit (a)(5)(iii)

Contacts:	Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, EVP and CFO
(406) 457-4007

Eagle Bancorp Montana, Inc. Announces Results of its Modified  Dutch Auction Tender Offer

Helena, Montana – June 29, 2021 – Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company” or “Eagle”) announced today the final results of its modified “Dutch auction” tender offer (the “Tender Offer”) to purchase for cash up to $6,000,000 of shares of its common stock (the “Common Stock”) at a price per share not less than $24.00 and not greater than $26.25, which expired at 5:00 p.m., New York City time, on June 22, 2021.

Based on the final count by Computershare Trust Company, N.A., the depositary for the Tender Offer, a total of 846,965 shares of common stock were properly tendered and not withdrawn at a price at or below $26.25 per share.  Because the tender offer was oversubscribed, shares were accepted from tendering stockholders on a pro rata basis (other than with respect to tendering odd lot holders whose entire tender was accepted pursuant to the terms of the Tender Offer) so that the Company has accepted for purchase 250,000 shares of its common stock at a price of $24.00 per share.  The Company has been informed by the depositary that the proration factor for the Tender Offer is approximately 93.1 percent.

The aggregate purchase price for the shares purchased in the Tender Offer is approximately $6,000,000, excluding fees and expenses relating to the Tender Offer. These shares represent approximately 3.7 percent of the shares outstanding.  The depositary will promptly pay for the shares accepted for purchase, and return shares not accepted for purchase.

The information in this press release describing the Tender Offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Common Stock in the Tender Offer. The Tender Offer was made only pursuant to the Offer to Purchase and the related materials that the Company filed with the SEC, as amended or supplemented. Stockholders who have questions or would like additional information about the Tender Offer may contact the information agent for the tender offer, Mackenzie Partners, Inc., toll-free at (800) 322-2885.

About Eagle Bancorp Montana, Inc.

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 23 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the Nasdaq Global Market under the symbol “EBMT.”

EBMT Press Release
June 29, 2021

FORWARD-LOOKING STATEMENTS
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in Eagle’s 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This press release contains statements about Eagle’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management’s good faith belief as to future events. The words “estimate,” “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. In particular, any forward-looking statements are subject to risks and uncertainties related to the COVID-19 pandemic and the resulting governmental and societal responses. Eagle undertakes no obligation to update or revise any forward-looking statement.

Note:  Transmitted on Globe Newswire on June 29, 2021 at 6:45 a.m. MT.